SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK
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LEVY INVESTMENTS LTD., Individually and On Behalf of All Others Similarly Situated,	:
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Plaintiff,	:
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vs.	:	CLASS ACTION COMPLAINT
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CKX, INC., ROBERT F.X. SILLERMAN, MICHAEL G. FERREL, MITCHELL J. SLATER, HOWARD J. TYTEL, SIMON FULLER, EDWIN M. BANKS, EDWARD BLEIER, JERRY L. COHEN , CARL D. HARNICK , JACK LANGER, JOHN D. MILLER, BRUCE MORROW and PRISCILLA PRESLEY,
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Defendants.
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     Plaintiff by its attorneys, alleges upon information and belief, except as to paragraph 4 which Plaintiff alleges upon knowledge, as follows:
     1. This action arises out of the proposed $1.3 billion management led buyout of CKX, Inc. (“CKX” or the “Company”) led by the Company’s Chairman of the Board of Directors, Chief Executive Officer and largest shareholder, Robert F.X. Sillerman (the “Buyout”).
     2. Specifically, the Company’s management has offered $13.75 per share in cash for each share of CKX they do not already own (the “Buyout Offer”). As of March 30, 2007, the directors and senior executive officers of CKX owned approximately 46.4% of the Company. The cash consideration offered in connection with the Buyout is grossly inadequate for CKX’s shares and materially undervalues the Company.
     3. As described herein, defendants have acted and are acting contrary to their fiduciary duties to CKX’s stockholders. In this action, Plaintiff, individually and on behalf of a class of similarly

PARTIES
CLASS ACTION ALLEGATIONS
SUBSTANTIVE ALLEGATIONS
FIRST CAUSE OF ACTION
SECOND CAUSE OF ACTION
PRAYER FOR RELIEF

situated public stockholders of CKX (the “Class”), seeks to obtain appropriate equitable relief in order to prevent irreparable injury to the Class.
PARTIES
     4. Plaintiff is, and at all times relevant hereto has been, a stockholder of CKX.
     5. Defendant CKX is a corporation organized and existing under the laws of the State of Delaware; maintains its principal corporate offices at 650 Madison Avenue, New York, NY 10022; and engages primarily in the business of ownership, development, management, and commercial utilization of entertainment content worldwide. It holds rights to the name, image, and likeness of Elvis Presley; the operations of Graceland; the rights to the name, image, and likeness of Muhammad Ali; and proprietary rights to the Idols television brand, including the American Idol series.
     6. The Company’s common stock is publicly traded on the NASDAQ Global Select Market and, as of March 27, 2007, the Company had approximately 97 million shares of such stock issued and outstanding.
     7. Defendant Robert F.X. Sillerman has served as the Chairman and Chief Executive Officer of the Company since February 7, 2005. Prior to that, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, since August 2000. Mr. Sillerman is also the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present.
     8. Defendant Sillerman owns or is deemed to control approximately 33 million shares of the Company’s common stock, or approximately 34.4%. Defendant Sillerman also is a limited partner in an affiliate of The Huff Alternative Fund, L.P. (“Huff’) which, together with that affiliate, owns another 14.6% of CKX. According to the Company’s latest proxy statement, Mr. Sillerman and Huff and that affiliate purportedly agreed that Mr. Sillerman would not participate in the investment in CKX by Huff and its, affiliate. Nevertheless, Mr. Sillerman maintains a close relationship with the Company’s second largest shareholder, and together these two shareholders control approximately 50% of the Company.
     9. Defendant Michael G. Ferrel has been President, director and Member of the Office of the Chairman since May 19, 2005. Prior to that, Mr. Ferrel was President and Chief Executive Officer of FXM, Inc. since August 2000. Mr. Ferrel owns approximately 2.4 million shares of CKX, or about 2.5%
     10. Defendant Mitchell J. Slater has been Senior Executive Vice President, Chief Operating Officer, director and Member of the Office of the Chairman since February 7, 2005. Prior to that, Mr. Slater was Executive Vice President of FXM, Inc. since August 2000. Mr. Slater owns nearly 3.1 million shares of CKX, or about 3.2%.
     11. Defendant Howard J. Tytel has been Senior Executive Vice President, Director of Legal and Governmental Affairs, director and Member of the Office of the Chairman since February 7, 2005. Prior to that, since August 2000, Mr. Tytel was Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. Mr. Tytel owns nearly 2.7 million shares of CKX, or about 2.7%
     12. Defendant Simon Fuller has been a director and Member of the Office of the Chairman since July 28, 2005. Mr. Fuller owns approximately 1.5 million shares of CKX, or about 1.6%.
     13. Defendant Edwin M. Banks has been a director of the Company since February 8, 2005.
     14. Defendant Edward Bleier has been a director of the Company since February 7, 2005.
     15. Defendant Jerry L. Cohen has been a director of the Company since February 7, 2005.
     16. Defendant Carl D. Harnick has been a director of the Company since February 7, 2005.
     17. Defendant Jack Langer has been a director of the Company since February 7, 2005.
     18. Defendant John D. Miller has been a director of the Company since February 7, 2005.
     19. Defendant Bruce Morrow has been a director of the Company since February 7, 2005.
     20. Defendant Priscilla Presley has been director of the Company since February 8, 2005. Ms. Presley is the only director that is appointed by the holder of the Series C Preferred Stock. Ms. Presley is the owner of the sole share of Series C Preferred Stock issued by the Company.

     21. The defendants in paragraphs 7-20 are sometimes collectively referred to herein as the “Individual Defendants” and, together with defendant CKX, are collectively referred to as “Defendants.”
     22. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, the Individual Defendants are in a fiduciary relationship with Plaintiff and the other public stockholders of CKX, and owe Plaintiff and the other members of the Class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.
CLASS ACTION ALLEGATIONS
     23. Plaintiff brings this action pursuant to CPLR 901, et seq., on behalf of itself and the Class, who are being and will be harmed by Defendants’ actions described below. Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of Defendants.
     24. This action is properly maintainable as a class action because:
          (a) The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of CKX stockholders who are located throughout the United States;
          (b) There are questions of law and fact which are common to the Class, including: whether any of Defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of CKX’s public stockholders; and whether Plaintiff and the other Class members would be irreparably harmed if Defendants are not enjoined in the manner described below;
          (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;
          (d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class,

which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and
          (e) Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.
SUBSTANTIVE ALLEGATIONS
     25. In a January 26, 2007 interview with The Hollywood Reporter (“THR”), defendant Sillerman stated the following:
THR: Many companies have been going private as they have obviously seen no benefit in being public. What about CKX?
Sillerman: In our case, we think the opposite. With some of the things we have done and some of the things we’re about to do, there is actually a value in having a public currency. So, for the time being, we think that there is value. It does give us access to capital.
     26. Yet, merely four months later, on May 31, 2007, Mr. Sillerman announced that he and other members of the Company’s management have proposed to take the Company private in the proposed Buyout of all of the outstanding shares of the Company they do not already own for $13.75 per share in cash.
     27. A May 31, 2007 Wall Street Journal article stated the following about the Transaction:
Messrs. Sillerman and Fuller, with support from some members of CKX management, “have made a proposal to the company’s board of directors to enter into a complex series of transactions,” the company said in a statement released following an online Wall Street Journal article about the deal.
“The company’s board of directors has been actively considering the proposal,” the statement continued, adding that the board would meet to discuss the deal today [June I, 2007], after which the company expects to make “a comprehensive announcement.”
     28. The Company’s most recent annual report filed on Form 10K with the SEC stated the following:

As of February 27, 2007, our executive officers and non-independent directors together beneficially own approximately 46% of our outstanding capital stock. In particular, Mr. Sillerman, our chief executive officer and chairman of our board of directors, beneficially owns approximately 34% of our outstanding capital stock. Mr. Sillerman therefore has the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. This concentrated control may limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.
     29. In addition to Mr. Sillerman’s 34% ownership of the Company’s common stock, he is also a limited partner of an affiliate of Huff, and therefore closely affiliated with Huff, which owns an additional 14.6% of the Company’s common stock.
     30. Defendants are attempting to snatch the Company from the public stockholders at a discount to its true value at a time when the Company’s growth prospects are very bright. For all of 2006, the Company had $210.2 million in revenue which was a 74% increase from 2005, and net income of $7.4 million as compared to a loss of $25.3 in 2005. Also, revenues for the first quarter of fiscal year 2007 increased over 20% over revenues for the first quarter in 2006. The Company has now obviously begun to experience tremendous growth.
     31. Furthermore, the consideration to be paid to Plaintiff and the Class in the Buyout is also unfair and grossly inadequate because, among other things, as recently as February 26, 2007, the Company’s shares price closed above the proposed Buyout Offer and traded as high as $14.25 per share. Also, $13.75 is far below the $20 valuation some analysts put on the Company. Analysts also expect the Company to continue on its growth pace — the average of the analysts’ estimates for revenues for the Company for fiscal year 2008 is $262.2 million — a more than 24% increase over 2006.
     32. Furthermore, given that Mr. Sillerman already owns 34% of the Company’s common stock, is closely affiliated with Huff which owns an additional 14.6% of the Company and the non-independent directors own an additional 12% percent of the Company, the Board’s approval of the Buyout is a foregone conclusion.

     33. In short, Mr. Sillerman is trying to purchase the remaining shares of the Company that he does not already own or control at a substantial discount. Furthermore, Mr. Sillerman and his group are attempting to complete the proposed transaction as quickly as possible, rather than affording the Company the opportunity to explore other strategic alternatives that may be more beneficial to the Company’s stockholders.
     34. In light of the foregoing, the directors of the Company have breached their fiduciary duties to maximize stockholder value and have not fully informed themselves about whether greater value can be achieved through the sale of the Company to a third party in a manner designed to obtain the highest possible price for CKX’s public stockholders.
     35. Moreover, as the process that was employed in connection with the proposed transaction was inadequate and flawed, the Individual Defendants have betrayed the interests of the Company’s public stockholders by failing to adequately consider alternative transactions or solicit other proposals.
     36. Thus, while the Company is poised to continue its growth, the Company’s public shareholders are being denied the opportunity to share in it and benefit from it.
     37. Accordingly, absent injunctive relief to prevent this Buyout Offer, Plaintiff and CKX’s public stockholders will be irreparably harmed.
FIRST CAUSE OF ACTION
Breach of Fiduciary Duties
(Against The Individual Defendants)
     38. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.
     39. The Individual Defendants are in a position of control and power over CKX’s public stockholders, and have access to internal financial information about CKX, its true value, expected increase in true value and the benefits of ownership of CKX to which Plaintiff and the Class members are not privy. Defendants are using their positions of power and control to benefit selected insiders in this transaction to the detriment of CKX’s public stockholders.

     40. The directors of CKX are allowing the Company‘s management to engage in a transaction that, as currently proposed, is not in the best interests of the Company‘s shareholders. By doing so, the Individual Defendants are in breach of their fiduciary duties of loyalty, good faith, care and candor owed to Plaintiff and the other members of the Class.
     41. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:
          (a) undertake an appropriate evaluation of CKX’s worth as an acquisition candidate;
          (b) take all appropriate steps to enhance CKX’s value and attractiveness as an acquisition candidate;
          (c) take all appropriate steps to effectively expose CKX to the marketplace in an effort to create an active auction for CKX;
          (d) act independently so that the interests of CKX’s public stockholders will be protected; and
          (e) adequately ensure that no conflicts of interest exist between Defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of CKX’s public stockholders.
     42. Unless the proposed transaction is enjoined by the Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, will not engage in arm’s length negotiations on the Buyout terms, and will not supply to CKX’s public stockholders sufficient information to enable them to cast informed votes on the proposed transaction and may consummate the Buyout, all to the irreparable harm of the members of the Class.
     43. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction on the proposed terms, all to the irreparable harm of the Class, as aforesaid.
     44. By reason of the foregoing, CKX and the Individual Defendants have breached and are breaching their fiduciary duties to the irreparable harm of the members of the Class.

     45. Plaintiff has no adequate remedy at law.
SECOND CAUSE OF ACTION
Aiding & Abetting the Individual Defendants’
Breach of Fiduciary Duty.
(Against Defendant CKX)
     46. Plaintiff repeats and realleges each allegation set forth herein.
     47. Defendant CKX is sued herein as an aider and abettor of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of CKX.
     48. As set forth above, the Individual Defendants breached their fiduciary duties of good faith, loyalty, due care and candor to the CKX stockholders. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendant CKX, who, therefore, aided and abetted such breaches.
     49. Defendant CKX had knowledge that it was aiding and abetting the Individual Defendants’ breach of their fiduciary duties to the CKX stockholders.
     50. Defendant CKX has rendered substantial assistance to the Individual Defendants in their breach of their fiduciary duties to the CKX stockholders.
     51. As a result of the unlawful actions of Defendant CKX Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for CKX’s assets and business, will be prevented from obtaining the real value of their equity ownership in the Company, and will be voting on the basis of inadequate and incomplete information concerning the Buyout.
     52. Unless the actions of Defendant CKX are enjoined by the Court, it will continue to aid and abet the Individual Defendants’ breach of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of shareholder value and the disclosure of material information.
     53. Plaintiff and the other members of the Class have no adequate remedy at law.

     54. Plaintiff seeks to obtain a non-pecuniary benefit for the Class in the form of injunctive relief against Defendants. Plaintiff’s counsel are entitled to recover their reasonable attorneys’ fees and expenses as a result of their conferring of a non-pecuniary benefit on behalf of the Class, and will seek an award of such fees and expenses at the appropriate time.
PRAYER FOR RELIEF
          WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in Plaintiff’s favor and in favor of the Class and against Defendants as follows:
     A. Declaring that this action is properly maintainable as a class action, and certifying Plaintiff as Class representative and Plaintiff’s counsel as Class counsel;
     B. Enjoining Defendants from consummating the Buyout unless and until Defendants implement procedures to obtain the highest possible price for the Company;
     C. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of stockholders and the highest possible price is obtained;
     D. Directing the Individual Defendants to exercise their fiduciary duty to disclose all material. information in their possession concerning the Buyout prior to the shareholder vote on the same;
     E. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
     F. Granting such other and further relief as this Court may deem just and proper. Plaintiff hereby demands a trial by jury.

DATED: June 1, 2007	ZIMMERMAN, LEVI & KORSINSKY, LLP
/s/ Eduard Korsinsky
EDUARD KORSINSKY
JOSEPH E. LEVI 39 Broadway, Suite 1601 New York, New York 10006 212/363-7500 (telephone) 212/363-7171 (fax) Attorneys for Plaintiff